Exhibit 99.1

           Vestin Group, Inc. Reports Third Quarter Results

   LAS VEGAS--(BUSINESS WIRE)--Nov. 14, 2003--Vestin Group, Inc. (Nasdaq: VSTN) an asset manager and a leading company in the commercial mortgage business, today announced results of operations for the third quarter ended September 30, 2003.
   For the quarter ended September 30, 2003, revenues decreased 60.1% to $3.5 million from the $8.8 million recorded for the same quarter ended September 30, 2002. Net loss for the third quarter of 2003 was $(980,607) or $(0.23) per basic and fully diluted loss per share compared to net income of $2.2 million or $0.36 and $0.23 per basic and fully diluted earnings per share, respectively for the same period in 2002. The loss for the third quarter was primarily attributable to a decrease in revenues resulting from a decrease in loan originations during the quarter. Expenses for the third quarter decreased 9.9% from the same period last year primarily due to a reduction in sales and marketing expenses that were incurred to support sales of the Company's financial products. The Company experienced significantly lower loan demand due to economic conditions and increased competition from traditional lenders.
   Revenues for the nine months ended September 30, 2003 were $17.1 million, compared to $22.7 million reported for the same period in 2002. Net loss for the nine months ended September 30, 2003 was $(2.8) million or $(0.66) per basic and diluted loss per share, compared to net income of $4.9 million, or $0.77 and $0.48 per basic and fully diluted share respectively for the same period in 2002.
   In commenting on the third quarter, Lance Bradford, President stated, "The uncertainties associated with the war in Iraq and the continued slow economy have undoubtedly caused some borrowers to delay projects and acquisitions. To compensate for the economic slowdown and increased competition we hired additional loan origination staff to assist in seeking out new loan opportunities. We hope that those additions will begin to show results shortly and that new loan originations will soon return to their previous levels.
   On Friday, November 7, 2003, the SEC notified us that our exciting new financial product, Vestin Fund III, LLC had been declared effective. Vestin Fund III, LLC is a $100 million fund whose business strategy is to invest in income producing real estate projects and short and medium term loans secured by real estate. Vestin Group will have the opportunity to generate fee income as the managing broker dealer for the offering through our subsidiary, Vestin Capital as well as through the acquisition fees for real estate purchased and loan generation fees.
   We are quite pleased that through these economic times, the assets under management have continued to grow. This represents a continued high level of support and confidence from the investors that we represent."
   The company will hold its quarterly conference call to discuss third quarter results on Tuesday, November 18, 2003 at 3:30 PM Pacific Time. Participants can access the call by dialing 800-299-8538 and using pass code 88248078. Following the conference call, a replay will be available for one week by calling 888-286-8010 and using pass code 83992962.

   About Vestin Group

   Vestin Group, Inc. is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin Mortgage, has facilitated more than $1.5 billion in lending transactions since 1995. Through Vestin Mortgage, Vestin Group manages three funds, Vestin Fund I, LLC, $100 million mortgage fund, Vestin Fund II, LLC, a $500 million mortgage fund and Vestin Fund III, LLC a $100 million mortgage and real estate fund.

   Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed, or estimated.


                  Vestin Group, Inc. and Subsidiaries

               CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                              (Unaudited)

                 For the three months ended For the nine months ended
                 -------------------------- -------------------------
                  Sept. 30,     Sept. 30,    Sept. 30,     Sept. 30,
                     2003          2002          2003         2002
                 ------------- ------------ ------------- -----------
Revenues
  Loan placement
   and related
   fees            $3,000,850   $8,378,332   $15,397,362  $21,726,133
  Interest income     133,147      149,156       500,745      391,656
  Other revenue       385,657      297,091     1,184,507      594,716
                 ------------- ------------ ------------- -----------
   Total revenues   3,519,654    8,824,579    17,082,614   22,712,505
                 ------------- ------------ ------------- -----------

Expenses
  Sales and
   marketing
   expenses         1,743,902    2,192,694     7,378,684    6,260,396
  General and
   administrative
   expenses         3,237,067    3,344,235    10,171,400    8,621,927
  Valuation loss
   on real estate
   held for sale            -            -     1,287,883            -
  Bad debt
   expense                  -            -       715,301            -
  Capital Contri-
   bution to
   Vestin Fund I            -            -     1,600,000            -
  Interest
   expenses            24,453       20,479       224,403      461,070
                 ------------- ------------ ------------- -----------
   Total expenses   5,005,422    5,557,408    21,377,671   15,343,393
                 ------------- ------------ ------------- -----------


   Income (loss)
    from
    continuing
    operations
    before
    provision
    (benefit) for
    income taxes   (1,485,768)   3,267,171    (4,295,057)   7,369,112

Provision
 (benefit) for
 income taxes        (505,161)   1,110,838    (1,460,319)   2,505,498
                 ------------- ------------ ------------- -----------

   NET INCOME
    (LOSS)           (980,607)   2,156,333    (2,834,738)   4,863,614

Preferred stock
 dividend            (224,450)    (234,450)     (676,628)    (703,350)
                 ------------- ------------ ------------- ------------

Net income (loss)
 applicable to
 common
 shareholders     $(1,205,057)  $1,921,883   $(3,511,366)  $4,160,264
                 ============= ============ ============= ===========


Earnings (loss)
 per common share
 - Basic               $(0.23)       $0.36        $(0.66)       $0.77
                 ============= ============ ============= ===========


Earnings (loss)
 per common share
 - Diluted             $(0.23)       $0.23        $(0.66)       $0.48
                 ============= ============ ============= ===========

Weighted average
 number of common
 shares
 outstanding -      5,309,308    5,342,816     5,322,132    5,427,291
 Basic           ============= ============ ============= ===========

Weighted average
 number of common
 shares
 outstanding -
  Diluted           5,309,308    8,519,148     5,322,132    8,601,452
                 ============= ============ ============= ===========

    CONTACT: Vestin Group, Inc., Las Vegas
             Lance Bradford, 702-227-0965
             John Alderfer, 702-227-0965